COAL-BED METHANE (CNG) SUPPLY AGREEMENT

Party A:	JIYUAN SALES BRANCH OF JINCHENG MINGSHI COALBED METHANE UTILIZATION CO., LTD

Party B:	XI’AN XILAN NATURAL GAS CO., LTD

Contract date: March 20, 2008

Party A:	JIYUAN SALES BRANCH OF JINCHENG MINGSHI COALBED METHANE UTILIZATION CO., LTD

Party B:	XI’AN XILAN NATURAL GAS CO., LTD

Based on the principle of honesty, creditability, fair and mutual benefit, after sufficient consultation, both parties have reached the following agreement:

Article 1: Party A agrees to provide coal-bed methane to Party B by the CNG method.

Article 2: Gas supply period
Term: From April 1, 2008 to March 31, 2013

Article 3: Transfer mode and gas quantity
Party A will be responsible to transport the coal-bed methane to Party B’s CNG station and connect to its equipments.

Article 4: Quality of the coal-bed methane
The coal-bed methane provided by Party A to Party B at the delivery place shall conform to the relevant technical standard related to standard GB17820-1999. The minimum low calorific value is 8150 kcal.
Project	Technical Indicators

Methane	More than 93%

Gross calorific value, MJ/m3	More than 31.4

Ethane	Trace

Hydrogen sulfide	Less than 6 mg/ Nm3

Sulfur dioxide	Below 3.0%

Low calorific value	More than 8100 calories

Dew point of water	Under pressure and temperature at the delivery location, at least 5 degrees higher than the lowest environmental temperature.

Article 5: Price of coal-bed methane
The settlement of coal-bed methane should be in accordance with Party A's upstream gas supply.  Considering the strategic cooperation relationship with Party B, the price during the contract period should be RMB 1.75/m3

Article 6: Settlement
The parties shall settle the account monthly based on actual usage.

Article 7: Responsibilities and obligations
1. Party A’s responsibilities and obligations
(1) Party A should provide steady supply of qualified gas to Party B in accordance with the provisions of this contract, and Party A is responsible for the safety in the period from the time the car leaves the compressed station till the unloading of natural gas at Party B’s station.
(2) Other than the annual maintenance of the equipments, Party A also needs to perform regular maintenance for the power lines and equipments to guarantee the normal supply of gas; if Party A needs to suspend gas supply due to regular maintenance, it shall send a written notice one or two days in advance to Party B so that Party B will have adequate time for preparation before the gas supply is suspended.
(3) Party A shall notify Party B, as soon as possible, for sudden failure of lines and equipments or other breakdown (non-force majeure) causing suspension of gas supply.
2. Party B’s responsibilities and obligations
(1)
Party B shall timely settle the payment with Party A in accordance with the provisions of this contract. If Party B fails to do so, from the second day of the deferred payment, Party B shall pay 0.05% of accounts payable per day as the penalty. If Party B delays the payment for more than 15 days, Party A will reduce the quantity of daily gas supply, and will not guarantee minimum supplies; all of the consequential losses shall be borne by Party B.

(2)
Party B should give Party A written notice 3 to 5 days in advance regarding any regular maintenance. When the maintenance finishes, Party B shall deliver written notice to Party A 3 to 5 days in advance.

(3)	Party B shall provide written notice to Party A for any sudden failure of devices and equipments and operation breakdown causing suspension of gas supply (non-force majeure).

Article 8: Confidentiality
From the date of execution of this contract until 5 years after the expiration of this contract, the contract terms and any relevant information shall be kept confidential in accordance with this agreement. Without the prior written consent of the other party, either party shall not disclose the terms of this contract in whole or in part to a third party. Party at default shall bear all the economic losses caused.

Article 9: Responsibility of breach of contract
If either party is unable to perform the contract due to the breach of the agreement, the party at default shall be liable to compensate the other party for the losses caused.

Article10: Force majeure
Prompt notice shall be issued to the other party, in the event of force majeure events, such as war, earthquake, flood, sabotage, restriction and prohibition on roads implemented by relevant departments, traffic accident, bad weather which affects transportation, natural disasters etc. Supporting evidence should be provided within a reasonable period and remedial measures should be implemented to minimize the damages caused.
If one party fails to fulfill the contract due to force majeure, some or all of the responsibility could be waived depending on the impact of the force majeure.

Article 11: Other matters
1. In the event of disputes between the parties, the disputes shall be resolved through consultation; and if such consultation fails, either party has the right to bring the dispute to the Jincheng People's Court.
2. During the contract period, both parties shall not assign the rights and obligations under this contract.
3. All notices and other communication between the parties must be delivered and confirmed in written form.
4.  Any matters not mentioned in this agreement shall be settled through negotiations between the parties. The supplementary provisions are equally effective.

Article 12:
This contract is executed in quadruplicate, and each party holds two copies.

Article 13:
The contract effective date and validity: This contract shall come into force after the signing and sealing of both parties.

Party A: JIYUAN SALES	Party B: XI’AN XILAN
BRANCH OF JINCHENG	NATURAL GAS CO., LTD (seal)
MINGSHI CBM	Cao Lixia (signaure)
UTILIZATION CO., LTD (seal)	March 20
Zhao Chengbin(signaure)